EXHIBIT 11

SPIEGEL ACCOUNTANCY CORP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Report on the Form 1-A registration of Bridgewell Preferred Income Fund, LP as of December 31, 2016 of our report dated March 1, 2017 included in its Registration Statement on Form 1-A relating to the financial statement as of December 31, 2016, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

May 15, 2017